Exhibit 10.23
2021 PEPSICO ANNUAL LONG-TERM INCENTIVE AWARD

STOCK OPTIONS / RESTRICTED STOCK UNITS
TERMS AND CONDITIONS
These Terms and Conditions (including the country-specific terms set forth in the attached Addendum), along with the 2021 PepsiCo Annual Long-Term Incentive Award Summary provided to the Participant (the “Award Summary”), and signed by the individual named on the Award Summary (the “Participant”), as applicable, shall constitute an agreement (this “Agreement”) effective as of the “grant date” indicated on the Award Summary (the “Grant Date”), by and between PepsiCo, Inc., a North Carolina corporation having its principal office at 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo,” and with its divisions and direct and indirect subsidiaries, the “Company”), and the Participant.
W I T N E S S E T H:
WHEREAS, the Board of Directors and shareholders of PepsiCo have approved the PepsiCo, Inc. Long-Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and
WHEREAS, pursuant to the authority granted to it in the Plan, the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”) or its delegate authorized the grant to the Participant of the PepsiCo stock options (“Options”) and/or restricted stock units (“RSUs”) set forth on the Award Summary on or prior to the Grant Date; and
WHEREAS, awards granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine.

NOW, THEREFORE, it is mutually agreed as follows:

A. Terms and Conditions Applicable to Stock Options. These terms and conditions shall apply with respect to the stock options, if any, granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of the Company and agreeing to be bound by the covenants of Paragraph C, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, the right and option to purchase the number of shares of PepsiCo Common Stock, par value $.0167 per share, as indicated on the Award Summary, at the “option exercise price” indicated on the Award Summary (the “Option Exercise Price”), which was the Fair Market Value (as defined below) of PepsiCo Common Stock on the Grant Date, rounded up to the nearest quarter. The right to purchase each such share is referred to herein as an “Option.” All Options granted hereunder shall be “Non-Qualified Stock Options” as defined in the Plan.

2.  Vesting and Exercisability. Subject to the terms and conditions set forth herein, the Options shall become fully vested on the “vesting date” as indicated on the Award Summary (the “Stock Option Vesting Date”) and shall be exercisable from the Stock Option Vesting Date through the “expiration date” as indicated on the Award Summary (the “Expiration Date”). Options may vest only while the Participant is actively employed by the Company. Once vested and exercisable, and until terminated or expired, all or any portion of the Options may be exercised from time to time and at any time under procedures that the Committee or its delegate shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of Options which may be exercised at any time.

3. Exercise Procedure. Subject to terms and conditions set forth herein, Options may be exercised by giving written notice of exercise to PepsiCo in the manner specified from time to time by PepsiCo. The aggregate Option Exercise Price for the shares being purchased, together with any amount which the Company may be required to withhold upon such exercise in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of issuance of such shares.

4. Effect of Termination of Employment, Retirement, Death, and Total Disability.

(a) Termination of Employment. Options may vest only while the Participant is actively employed by the Company. Thus, no vesting shall occur following the termination of the Participant’s active employment with the Company, and, subject to subparagraphs 4(b) and 4(c), all unvested Options shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates. Only vested Options may be exercised. Subject to subparagraphs 4(b) and 4(c), vested Options shall be exercisable until, and shall automatically be forfeited and cancelled upon, the earlier of the Expiration Date and the date that is the last trading day on the principal exchange on which PepsiCo Common Stock is traded during the 90-calendar day period after the date the Participant’s employment with the Company terminates. It is intended that an authorized severance leave of absence may extend employment for purposes of determining the period when vested Options may be exercised. However, an authorized severance leave of absence will not be treated as active employment, and, as a result, vesting of unvested Options will not be extended by any such period.

(b) Retirement Prior to Age 62. If the Participant’s employment terminates prior to the Stock Option Vesting Date by reason of the Participant’s Retirement (as defined below) prior to attaining at least age 62, then: (i) a portion of the Options shall vest on the Participant’s last day of active employment with the Company, with such portion determined in proportion to the Participant’s active service (measured in calendar days) during the period commencing on the Grant Date and ending on the Stock Option Vesting Date; (ii) such Options shall continue to become exercisable in accordance with Paragraph A.2 of this Agreement, with no change in the earliest date of exercise as a result of the vesting provided by this subparagraph 4(b); and (iii) the Options may be exercised by the Participant prior to the Expiration Date in accordance with this Agreement.

(c) Retirement on or After Age 62, Death or Total Disability. If the Participant’s employment terminates by reason of the Participant’s Retirement after attaining at least age 62, death or Total Disability (as defined below), then: (i) the Options shall become fully vested on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability); (ii) the Options shall continue to become exercisable in accordance with Paragraph A.2 of this Agreement, with no change in the earliest date of exercise as a result of the vesting provided by this subparagraph 4(c); and (iii) the Options may be exercised by the Participant’s legal representative (or any person to whom the Options may be transferred by will or the applicable laws of descent and distribution), in the event of death, or the Participant, in the event of Retirement or Total Disability, prior to the Expiration Date in accordance with this Agreement.

(d) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below) and such transfer is arranged and approved by PepsiCo, the Options shall continue to vest and to become exercisable after such transfer and shall remain outstanding and be exercisable in accordance with this Agreement by treating the Participant’s employment with the Related Entity as employment with the Company for purposes of this Agreement.

5. Buy-Out of Option Gains. The Committee shall have the right at any time, in its sole discretion and without the consent of the Participant, to cancel any Option and to cause PepsiCo to pay to the Participant the excess, if any, of the Fair Market Value of the shares of PepsiCo Common Stock covered by such Option over the Option Exercise Price of such Option as of the date the Committee provides written notice (the “Buy-Out Notice”) of its intention to exercise such right. Payments of such buy-out amounts pursuant to this provision shall be effected by PepsiCo as promptly as possible after the date of the Buy-Out Notice and shall be made in shares of PepsiCo Common Stock. The number of shares shall be the greatest number of whole shares determined by dividing the amount of the payment to be made by the Fair Market Value of a share of PepsiCo Common Stock at the date of the Buy-Out Notice. Payments of any such buy-out amounts shall be made net of the minimum applicable foreign, federal (including FICA), state and local withholding taxes, if any.

6. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the Options granted hereunder unless and until such Options are exercised and the shares of PepsiCo Common Stock have been registered in the Participant’s name as owner.

B. Terms and Conditions Applicable to RSUs . These terms and conditions shall apply with respect to the restricted stock units, if any, granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of the Company and agreeing to be bound by the covenants of Paragraph C, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, the number of RSUs, as indicated on the Award Summary (the “RSUs”).

2. Vesting. Subject to the terms and conditions set forth herein and subparagraphs 2(a) and 2(b) below, the RSUs shall become fully vested on the “vesting date” as indicated on the Award Summary (the “RSU Vesting Date”) and shall be paid as soon as practicable after that date. RSUs may vest only while the Participant is actively employed by the Company. The RSUs payable pursuant to the preceding sentence shall be reduced by any RSUs that are paid pursuant to subparagraphs 2(a) and 2(b) below.

(a) Eligibility for Retirement Prior to Age 62. A Participant shall be vested in 33% of his or her RSUs on the first March 1 that follows the Grant Date if on such March 1 the Participant: (i) is eligible for Retirement, (ii) is not yet age 62, and (iii) has been actively employed by the Company continuously since the Grant Date. This vested portion shall be paid as soon as practicable after this March 1 (but not later than March 15). A Participant shall be vested in 66% of his or her RSUs on the second March 1 that follows the Grant Date if on such March 1 the conditions in (i), (ii) and (iii) of this subparagraph (a) are satisfied. This vested portion shall be paid as soon as practicable after this second March 1 (but not later than March 15), net of any RSUs previously paid out. A Participant shall be vested in 100% of his or her RSUs on the third March 1 that follows the Grant Date if on such March 1 the conditions in (i), (ii) and (iii) of this subparagraph (a) are satisfied. This vested portion shall be paid as soon as practicable after this third March 1 (but not later than March 15), net of any RSUs previously paid out.

(b) Eligibility for Retirement on or After Age 62. A Participant shall be fully vested in his or her RSUs on the first March 1 that follows the Grant Date if on such March 1 the Participant: (i) is eligible for Retirement, (ii) is at least age 62, and (iii) has been actively employed by the Company continuously since the Grant Date. The Participant’s RSUs shall be paid as soon as practicable after this March 1 (but not later than March 15). A Participant shall be fully vested in his or her RSUs on the second March 1 that follows the Grant Date if on such March 1 the conditions in (i), (ii) and (iii) of this subparagraph (b) are satisfied. The Participant’s RSUs shall be paid as soon as practicable after this second March 1 (but not later than March 15), net of any RSUs previously paid out. A Participant shall be fully vested in his or her RSUs on the third March 1 that follows the Grant Date if on such March 1 the conditions in (i), (ii) and (iii) of this subparagraph (b) are satisfied. The Participant’s RSUs shall be paid as soon as practicable after this third March 1 (but not later than March 15), net of any RSUs previously paid out.

3. Payment. RSUs that vest and become payable shall be settled in shares of PepsiCo Common Stock with the Participant receiving one share of PepsiCo Common Stock for each vested RSU. No fractional shares shall be delivered under this Agreement, and so any fractional share that may be payable shall be rounded to the nearest whole share. Any amount that the Company may be required to withhold upon the settlement of RSUs and/or the payment of dividend equivalents (see Paragraph B.5 below) in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of the issuance of shares or payment of cash. Unless the Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion, the Company shall withhold shares to satisfy the required withholding obligation related to the settlement of RSUs.

4. Effect of Termination of Employment, Retirement, Death and Total Disability.

(a) Termination of Employment. RSUs may vest and become payable only while the Participant is actively employed by the Company. Thus, vesting ceases upon the termination of the Participant’s active employment with the Company. Subject to subparagraphs 4(b) and 4(c), all unvested RSUs shall automatically be forfeited and cancelled upon the date that the Participant’s active employment with the Company terminates. An authorized severance leave of absence will not be treated as active employment, and, as a result, the vesting of RSUs will not be extended by any such period.

(b) Retirement Prior to Age 62. If the Participant’s employment terminates prior to the RSU Vesting Date by reason of the Participant’s Retirement prior to attaining at least age 62, then a whole number of RSUs shall vest on the Participant’s last day of active employment with the Company, with such number determined in proportion to the Participant’s active service (measured in calendar days) during the period commencing on the Grant Date and ending on the RSU Vesting Date (the “RSU

Vesting Period”), and shall be paid as soon as practicable after that date, net of any RSUs previously paid out.

(c) Retirement on or After Age 62, Death or Total Disability. If the Participant’s employment terminates by reason of the Participant’s Retirement after attaining at least age 62, death or Total Disability, then the RSUs shall become fully vested on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability) and will be paid as soon as practicable after that date, net of any RSUs previously paid out.

(d) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity and such transfer is arranged and approved by PepsiCo, the RSUs shall continue to vest (and their time of payment shall be determined) after such transfer by treating the Participant’s employment with the Related Entity as employment with the Company for purposes of this Agreement.

5. Dividend Equivalents. During the RSU Vesting Period, the Participant shall accumulate dividend equivalents with respect to the RSUs, which dividend equivalents shall be paid in cash (without interest) to the Participant only if and when the applicable RSUs vest and become payable. Dividend equivalents shall equal the dividends actually paid with respect to PepsiCo Common Stock during the RSU Vesting Period while (and to the extent) the RSUs remain outstanding and unpaid. Upon the forfeiture of RSUs, any accumulated dividend equivalents attributable to such RSUs shall also be forfeited.

6. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the RSUs granted hereunder unless and until such RSUs have been settled in shares of PepsiCo Common Stock that have been registered in the Participant’s name as owner.

C. Prohibited Conduct. In consideration of the Company disclosing and providing access to Confidential Information, as more fully described in Paragraph C.2 below, after the date hereof, the grant by the Company of the Options and RSUs, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Participant and the Company, intending to be legally bound, hereby agree as follows.

1. Non-Competition and Non-Solicitation. The Participant hereby covenants and agrees that at all times during his or her employment with the Company and for a period of twelve months after the termination of the Participant’s employment with the Company for any reason whatsoever (including a termination due to the Participant’s Retirement), he or she will not, without the prior written consent of PepsiCo’s chief human resources officer or chief legal officer, either directly or indirectly, for himself/herself or on behalf of or in conjunction with any other person, partnership, corporation or other entity, engage in any activities prohibited in the following Paragraphs C.1(a) through (c):

(a) The Participant shall not, in any country in which the Company operates, accept any employment, assignment, position or responsibility, provide services in any capacity, or acquire any ownership interest that involves the Participant’s Participation (as defined below) in an entity that markets, sells, distributes or produces Covered Products (as defined below), unless such entity makes retail sales or consumes Covered Products without in any way competing with the Company;

(b) With respect to Covered Products, the Participant shall not directly or indirectly solicit for competitive business purposes any customer or Prospective Customer (as defined below) of the Company called on, serviced by, or contacted by the Participant in any capacity during his or her employment; or

(c) The Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), solicit any Company employee to leave the Company’s employment or to accept any position with any other entity.

Notwithstanding anything in this Paragraph C.1, the Participant shall not be considered to be in violation of Paragraph C.1(a) solely by reason of owning, directly or indirectly, up to five percent (5%) in the aggregate of any class of securities of any publicly traded corporation engaged in the prohibited activities described in Paragraph C.1(a).

2. Non-Disclosure. In order to assist the Participant with his or her duties, the Company shall continue to provide the Participant with access to confidential and proprietary operational information and other confidential information that is either information not known by actual or potential competitors, customers and third parties of the Company or is proprietary information of the Company (“Confidential Information”). Such Confidential Information shall include all non-public information the Participant acquired as a result of his or her positions with the Company. Examples of such Confidential Information include, without limitation, non-public information about the Company’s customers, suppliers, distributors and potential acquisition targets; its business operations, structure and methods of operation; its product lines, formulae and pricing; its processes, machines and inventions; its research and know-how; its production techniques; its financial data; its advertising and promotional ideas and strategy; information maintained in its computer systems; devices, processes, compilations of information and records; and its plans and strategies.  The Participant agrees that such Confidential Information remains confidential even if committed to the Participant’s memory.  The Participant agrees, during the term of his or her employment and at all times thereafter, not to use, divulge, or furnish or make accessible to any third party, company, corporation or other organization (including but not limited to, customers or competitors of the Company), without the Company’s prior written consent, any Confidential Information of the Company, except as necessary in his or her position with the Company or as permitted below with respect to Protected Activity.

Notwithstanding the foregoing, nothing in this Agreement, the Plan, any other Award made under the Plan or in any other confidentiality provision to which the Participant may be subject as a result of the Participant’s employment with the Company shall: (1) limit the Participant’s rights to make truthful statements or disclosures about any facts and circumstances related to any claim or allegation of unlawful discrimination by the Company; (2) bar the Participant from giving testimony pursuant to a compulsory legal process or as otherwise required by law; or (3) prohibit the Participant from, without notice to the Company, filing a complaint or charge with government agencies (including, without limitation, the Equal Employment Opportunity Commission), communicating with government agencies, providing information to government agencies, participating in government agency investigations, or testifying in government agency proceedings concerning any possible legal violations or from receiving a monetary award for information provided to a government agency (collectively, “Protected Activity”).  The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Further, notwithstanding any confidentiality provision to which the Participant may be subject, the Participant is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

3. Return of Confidential Information and Company Property. The Participant agrees that whenever the Participant’s employment with the Company ends for any reason, (a) all documents containing or referring to the Company’s Confidential Information as may be in the Participant’s possession, or over which the Participant may have control, and all other property of the Company provided to the Participant by the Company during the course of the Participant’s employment with the Company will be returned by the Participant to the Company immediately, with no request being required; and (b) all Company computer and computer-related equipment and software, and all Company property, files, records, documents, drawings, specifications, lists, equipment, and similar items relating to the business of the Company, whether prepared by the Participant or otherwise, coming into the Participant’s possession or control during the course of his or her employment shall remain the exclusive property of the Company, and shall be delivered by the Participant to the Company immediately, with no request being required.

4. Misconduct. During the term of his or her employment with the Company, the Participant shall not engage in any of the following acts that are considered to be contrary to the Company’s best interests: (a) breaching any contract with or violating any obligation to the Company, including, without limitation, the Company’s Code of Conduct, Insider Trading Policy or any other written policies of the Company, (b) unlawfully trading in the securities of PepsiCo or of any other company based on information gained as a result of his or her employment with the Company, (c) committing acts involving gross misconduct in the performance of employment duties, dishonesty, fraud, illegality, or moral turpitude, or that cause or contribute to the need for an accounting adjustment to PepsiCo’s financial results or (d) in the judgment of the Company, engaging in conduct that may be detrimental to or reflect unfavorably upon the Company or its brands, services, or products; provided, however that nothing in this section is intended to bar the Participant from engaging in Protected Activity.

 5. Reasonableness of Provisions. The Participant agrees that: (a) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Paragraph C are ancillary or a part of; (b) the consideration provided by the Company under this Agreement is not illusory; (c) the restrictions contained in this Paragraph C are necessary and reasonable for the protection of the legitimate business interests and goodwill of the Company; and (d) the consideration given by the Company under this Agreement, including, without limitation, the provision by the Company of Confidential Information to the Participant, gives rise to the Company’s interest in the covenants set forth in this Paragraph C.

6. Repayment and Forfeiture. The Participant specifically recognizes and affirms that each of the covenants contained in Paragraphs C.1 throughC.4 of this Agreement is a material and important term of this Agreement that has induced the Company to provide for the award of the Options and/or RSUs granted hereunder, the disclosure of Confidential Information referenced herein, and the other promises made by the Company herein.  The Participant further agrees that in the event that (i) the Company determines that the Participant has breached any term of Paragraphs C.1 through C.4 or (ii) all or any part of Paragraph C is held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between the Participant and the Company, in addition to any other remedies at law or in equity the Company may have available to it, the Company may in its sole discretion:

(a) cancel any unexercised Options or unpaid RSUs granted hereunder;

(b) require the Participant to pay to the Company all gains realized from the exercise of any Options granted hereunder; and/or

(c) require the Participant to pay to the Company the value (determined as of the date paid) of any RSUs granted hereunder that have been paid out.

In addition to the provisions of this Paragraph C.6, the Participant agrees that he or she will be bound by the terms of any Company compensation clawback policy applicable to the Participant that the Company may adopt from time to time.

7. Equitable Relief. In the event the Company determines that the Participant has breached or attempted or threatened to breach any term of Paragraph C, in addition to any other remedies at law or in equity the Company may have available to it, it is agreed that the Company shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without the necessity of (a) proving irreparable harm, (b) establishing that monetary damages are inadequate or (c) posting any bond with respect thereto) against the Participant prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.
8. Extension of Restrictive Period. The Participant agrees that the period during which the covenants contained in this Paragraph C shall be effective shall be computed by excluding from such computation any time during which the Participant is in violation of any provision of Paragraph C.
9. Acknowledgments. The Company and the Participant agree that it was their intent to enter into a valid and enforceable agreement.  The Participant and the Company thereby acknowledge the reasonableness of the restrictions set forth in Paragraph C, including the reasonableness of the geographic area, duration as to time and scope of activity restrained.  The Participant further acknowledges that his or her skills are such that he or she can be gainfully employed in noncompetitive employment and that the agreement not to compete will not prevent him or her from earning a living.  The Participant agrees that if any covenant contained in Paragraph C of this Agreement is found by a court of competent jurisdiction to contain limitations as to time, geographical area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographical area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company and to enforce the covenants as reformed.
10. Provisions Independent. The covenants on the part of the Participant in this Paragraph C shall be construed as an agreement independent of any other agreement, including any employee benefit agreement, and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Participant against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.
11. Notification of Subsequent Employer. The Participant agrees that the Company may notify any person or entity employing the Participant or evidencing an intention of employing the Participant of the existence and provisions of this Agreement.
12. Transfers to a Related Entity. In the event the Participant transfers to a Related Entity as a result of actions by PepsiCo, any reference to “Company” in this Paragraph C shall be deemed to refer to such Related Entity in addition to the Company.
D. Additional Terms and Conditions.
1. Adjustment for Change in PepsiCo Common Stock. In the event of any change in the outstanding shares of PepsiCo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, (a) the number and type of shares that the Participant may purchase pursuant to the Options and the Option Exercise Price at which the Participant may purchase such shares shall be adjusted, and (b) the number and type of shares to which the RSUs held by the Participant relate shall be adjusted, in the case of (a) and (b), as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee.

2. Nontransferability. Unless the Committee specifically determines otherwise: (a) the Options and RSUs are personal to the Participant and, with respect to Options, during the Participant’s lifetime, such Options may be exercised only by the Participant, and (b) the Options and RSUs shall not be transferable or assignable, other than in the case of the Participant’s death by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.

3. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
(a) “Covered Products” means any product that falls into one or more of the following categories, so long as the Company is producing, marketing, selling or licensing such product anywhere in the world: in-home and commercial beverage systems, carbon dioxide gas cylinders, carbon dioxide gas refills, consumables, and ready-to-drink beverages, including without limitation carbonated soft drinks, tea, water, juices, juice drinks, juice products, sports drinks, coffee drinks, and energy drinks; dairy products; snacks, including salty snacks, fruit and vegetable snacks, dips and spreads, sweet snacks, meat snacks, granola, nutrition and cereal bars, and cookies; hot cereals and ready-to-eat cereals; pancake mixes and pancake syrup; grain-based food products; pasta products; sports performance nutrition products, including without limitation, energy, protein, carbohydrate, nutrition and meal replacement chews, bars, powders, gels, drinks or drink mixes; or any product or service that the Participant had reason to know was under development by the Company during the Participant’s employment with the Company.

(b) “Fair Market Value” of a share of PepsiCo Common Stock on any date shall mean an amount equal to the average of the high and low market prices at which a share of PepsiCo Common Stock shall have been sold on such date, or the immediately preceding trading day if such date was not a trading day, as reported by Bloomberg, L.P., or any successor thereto or any other financial reporting service selected by PepsiCo in good faith.

(c) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

(d) “Prospective Customer” shall mean any individual or entity of which the Participant has gained knowledge as a result of the Participant’s employment with the Company and with which the Participant dealt with or had contact with during the six (6) months preceding his or her termination of employment with the Company.

(e) “Related Entity” shall mean any entity (i) as to which PepsiCo directly or indirectly owns 20% or more, but less than a majority, of the entity’s voting securities, general partnership interests, or other voting or management rights at the relevant time and (ii) which the Committee or its delegate deems in its sole discretion to be a related entity at the relevant time.

(f) “Retirement” shall mean (i) early, normal or late retirement as used in the U.S. pension plan of the Company in which the Participant participates (if any) and for which the Participant is eligible pursuant to the terms of such plan or (ii) termination of employment after attaining at least age 55 and completing at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), with the number of years of service completed by a Participant subject to clause (ii) to be calculated in accordance with administrative procedures established from time to time under the Plan.

(g) “Total Disability” shall mean being considered totally disabled under the PepsiCo Long-Term Disability Program (as amended and restated from time to time), with such status having resulted in benefit payments from such plan or another Company-sponsored disability plan and 12 months having elapsed since the Participant was so considered to be disabled from the cause of the current disability. The effective date of a Participant’s Total Disability shall be the first day that all of the foregoing requirements are met.

4. Notices. Any notice to be given to PepsiCo in connection with the terms of this Agreement shall be addressed to PepsiCo at 700 Anderson Hill Road, Purchase, New York 10577, Attention: Senior Vice President, Total Rewards, or such other address as PepsiCo may hereafter designate to the Participant. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PepsiCo, whether by merger, consolidation or the sale of all or substantially all of PepsiCo’s assets. PepsiCo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PepsiCo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PepsiCo would be required to perform it if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Options and RSUs may be transferred by will or the applicable laws of descent and distribution.

6. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment.  This Agreement does not impose on the Company any obligation to retain the Participant in its employ and shall not interfere with the ability of the Company to terminate the Participant’s employment relationship at any time. This Agreement shall survive the termination of the Participant’s employment for any reason. If an entity ceases to be a majority-owned subsidiary of PepsiCo for purposes of Rule 12b-2 of the Exchange Act or a Related Entity, such cessation shall, for purposes of this Agreement, be deemed to be a termination of employment with the Company with respect to any Participant employed by such entity, unless the Committee or its delegate determines otherwise in its sole discretion.

7. Registration, Listing and Qualification of Shares of PepsiCo Common Stock. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and PepsiCo Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate.

8. Amendment; Waiver. The terms and conditions of this Agreement may be amended in writing by the chief human resources officer or chief legal officer of PepsiCo (or either of their delegates); provided, however, that (i) no such amendment shall adversely affect the awards granted hereunder without the Participant’s written consent (except to the extent the Committee reasonably determines that such amendment is necessary or appropriate to comply with applicable law, including the provisions of Internal Revenue Code of 1986, as amended (the “Code”) Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The Company’s failure to insist upon strict compliance with any provision of this Agreement or failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not be deemed to be a waiver of such provision or any such right, power or remedy which the Board (as defined in the Plan), the Committee or the Company has under this Agreement.

9. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

10. Plan Terms. The Options and RSUs and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Options and RSUs outstanding under the Plan at the time of such action shall not, without the Participant’s written consent, be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law, including the provisions of Code Section 409A and the regulations thereunder pertaining to the deferral of compensation, or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted). The Committee shall have full power and authority to administer and interpret the Plan and to adopt or establish such rules, regulations, agreements, guidelines, procedures and instruments that are not contrary to the terms of the Plan and that, in its opinion, may be necessary or advisable for the administration and operation of the Plan. All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Options or RSUs permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

11. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

(a) the Option and/or RSU grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Options and RSUs already granted under the Plan);

(b) the Participant has been provided a copy of PepsiCo’s Prospectus relating to the Plan, the Options and RSUs (and the shares covered thereby);

(c) the Options and RSUs are not a constituent part of the Participant’s salary and that the Participant is not entitled, under the terms and conditions of his or her employment, or by accepting or being awarded the Options and/or RSUs pursuant to this Agreement, to require options, restricted stock units, performance stock units or other awards to be granted to him/her in the future under the Plan or any other plan;

(d) upon exercise of the Options or payment of RSUs the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise or such payment and/or, to the extent necessary, any balance may be withheld from the Participant’s wages;

(e) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

(f) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination or other document evidencing the termination of the Participant’s employment will not be treated as active employment for purposes of this Agreement and, as a result, vesting of unvested Options or RSUs will not be extended by any such period;
(g) for purposes of this Agreement, a Participant will be considered actively employed during (i) the first six months of an authorized leave of absence approved by the Company, in its sole discretion, or (ii) other statutory leaves that have requirements in excess of six months;
(h) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock options and stock and the exercise of stock options, including, without limitation, currency and exchange laws, rules and regulations;

(i) this Agreement will be interpreted and applied so that the Options and RSUs, in all cases, will not be subject to Code Section 409A. Notwithstanding any other provision of this Agreement, this Agreement will be modified to the extent the Committee reasonably determines is necessary or appropriate for such Options or RSUs to comply with Code Section 409A; and

(j) the non-disclosure provisions set forth in Paragraph C.2. supersede and replace in their entirety the non-disclosure provisions set forth in the Plan as in effect on the date hereof, in any agreement evidencing an Award made under the Plan and in any other Awards made under the Plan.

12. Right of Set-Off. The Participant agrees, in the event that the Company in its reasonable judgment determines that the Participant owes the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s tax equalization program or the Company’s policies with respect to travel and business expenses, and if the Participant has not satisfied such obligation(s), then the Company may instruct the plan administrator to withhold and/or sell shares of PepsiCo Common Stock acquired by the Participant upon exercise of his or her Options or settlement of the RSUs (to the extent such Options or RSUs are not subject to Code Section 409A), or the Company may deduct funds equal to the amount of such obligation from other funds due to the Participant from the Company to the maximum extent permitted by Code Section 409A.

13. Electronic Delivery and Acceptance. The Participant hereby consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents.  The Participant hereby consents to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.  Participant consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14. Data Privacy. Participant hereby acknowledges and consents to the collection, use, processing and/or transfer of Personal Data as defined and described in this Paragraph D.14.  Participant is not obliged to consent, however a failure to provide consent, or the withdrawal of consent at any time, may impact Participant’s ability to participate in the Plan.  The Company and/or Participant’s employer collects and maintains certain personal information about Participant that may include name, home address and telephone number, email address, date of birth, social security number or other government or employer-issued identification number, salary grade, hire data, salary, citizenship, job title, any shares of PepsiCo Common Stock, or details of all options, restricted stock units, performance stock units or any other entitlement to shares of PepsiCo Common Stock awarded, cancelled, purchased, vested, or unvested (collectively “Personal Data”).  The Company and the Participant’s employer will transfer Personal Data internally as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan and the Company and/or the Participant’s employer may further transfer Personal Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or UK, or elsewhere throughout the world, such as the United States. The Participant hereby authorizes (where required under applicable law) the recipients to receive, possess, use, retain and transfer Personal Data, in electronic or other form, as may be required for the administration of the Plan and/or the subsequent holding of any shares of PepsiCo Common Stock on the Participant’s behalf, to a broker or other third party with whom the Participant may elect to deposit any shares of PepsiCo Common Stock acquired pursuant to the Plan. Third parties retained by the Company may use the Personal Data as authorized by the Company to provide the requested services. Third parties may be located throughout the world, including but not limited to the United States.  Third parties often maintain their own published policies that describe their privacy and security practices. The Company is not responsible for the privacy or security practices of any third parties. Participant may access, review or amend certain Personal Data by contacting the Company and/or the Plan’s service provider. The Participant may, at any time, exercise the Participant's rights provided under applicable personal data protection laws, which may include the right to (i) obtain confirmation as to the existence of Personal Data, (ii) verify the content, origin and accuracy of Personal Data, (iii) request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of Personal Data, (iv) oppose, for legal reasons, the collection, processing or transfer of the Personal Data which is not necessary or required for the implementation, administration and/or operation of the Plan and the Participant's participation in the Plan, and (v) withdraw the Participant's consent to the collection, processing or transfer of Personal Data as provided hereunder (in which case, the stock options, restricted stock units, performance stock units or any other entitlement to shares of PepsiCo Common Stock awarded will become null and void). The Participant may seek to exercise these rights by contacting the Participant's Human Resources manager or the Company's Human Resources Department, who may direct the matter to the applicable Company privacy official. Finally, the Participant understands that the Company may rely on a different legal basis for the processing and/or transfer of Personal Data in the future and/or request the Participant to provide another data privacy consent. If applicable and upon request of the Company, the Participant agrees to provide an executed acknowledgment or data privacy consent (or any other acknowledgments, agreements or consents) to the Company or the employer that the Company and/or the employer may deem necessary to obtain under the data privacy laws in the Participant's country, either now or in the future. The Participant understands that the Participant will not be able to participate in the Plan if the Participant fails to execute any such acknowledgment or consent requested by the Company and/or the employer.

15. Stock Ownership/ Exercise & Hold Guidelines. The Participant agrees as a condition of this grant that, in the event that the Participant is or becomes subject to the Company’s Stock Ownership or Exercise & Hold Guidelines, the Participant shall not sell any shares of PepsiCo Common Stock obtained upon exercise of the Options or settlement of the RSUs unless such sale complies with the Stock Ownership and Exercise & Hold Guidelines as in effect from time to time.

16. Governing Law. Notwithstanding the provisions of Paragraphs D.10 and D.11, this Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to conflict of law rules or principles.

17. Choice of Venue; Attorneys’ Fees. Notwithstanding the provisions of Paragraphs D.10 and D.11, any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the Participant or the Company only in the courts of the State of New York or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Participant and the Company consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. In the event that a Participant or the Company brings an action to enforce the terms of the Plan or any Award Agreement and the Company prevails, the Participant shall pay all costs and expenses incurred by the Company in connection with that action, including reasonable attorneys’ fees, and all further costs and fees, including reasonable attorneys’ fees incurred by the Company in connection with the collection.

18. Addendum to Agreement. Notwithstanding any provisions of this Agreement to the contrary, the Options and/or RSUs shall be subject to such special terms and conditions for the Participant's country of residence (and country of employment, if different), as are set forth in the addendum to this Agreement (the “Addendum”). Further, if the Participant transfers residency and/or employment to another country, any special terms and conditions for such country will apply to the Options and/or RSUs to the extent the Committee or its duly authorized delegate determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules or regulations or to facilitate the operation and administration of the Options and/or RSUs and the Plan (or the Committee or its duly authorized delegate may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant's transfer). In all circumstances, the Addendum shall constitute part of this Agreement.

19. Entire Agreement. This Agreement contains all the understanding and agreements between the Participant and the Company regarding the subject matter hereof.

PepsiCo, Inc.
/s/ Duncan Micallef
Duncan Micallef
Senior Vice President, Total Rewards